Exhibit 99.1

United States 12 Month Oil Fund, LP
Monthly Account Statement
For the Month Ended December 31, 2007

Statement of Income (Loss)

Income
Unrealized Gain (Loss) on Market Value of Futures	$1,525,370
Interest Income	49,954
ETF Transaction Fees	2,000
Total Income (Loss)	$1,577,324

Expenses
Investment Advisory Fee	$8,790
K-1 Tax Expense	2,600
Brokerage Commissions	892
NYMEX License Fee	540
Non-interested Directors' Fees and Expenses	339
Total Expenses	$13,161
Net Gain (Loss)	$1,564,163

Statement of Changes in Net Asset Value

Net Asset Value Beginning of Period 12/1/07	$-
Additions (400,000 Units)	20,127,316
Net Gain (Loss)	1,564,163

Net Asset Value End of Period	$21,691,479
Net Asset Value Per Unit (400,000 Units)	$54.23	*

* The NAV on this statement may differ from the NAV released at month-end due to as-of interest income.

To the Limited Partners of United States 12 Month Oil Fund, LP:

Pursuant to Section 4.22(h) of the Commodities Exchange Act, the undersigned represents that, to the best of his knowledge and belief, the information contained in the Account Statement for the month ended December 31, 2007 is accurate and complete.

/s/ Nicholas D. Gerber

Nicholas D. Gerber
President and Chief Executive Officer
Victoria Bay Asset Management, LLC, General Partner of United States 12 Month Oil Fund, LP

Victoria Bay Asset Management, LLC
1320 Harbor Bay Parkway
Suite 145
Alameda, CA 94502